Exhibit 10.4

ASSET PURCHASE AGREEMENT

BETWEEN

GENENDER INTERNATIONAL, INC.

AND

FOSSIL, INC.

August 27, 2001

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August __, 2001 is made by and between Genender International, Inc., an Illinois corporation (“Seller”), and Fossil, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is in the business of distributing “ZODIAC” brand watches in the United States and throughout the world (the “Business”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain of Seller’s intellectual property and inventory relating to the Business, on the terms and subject to the conditions and limitations set forth herein.

WHEREAS, Purchaser desires to retain Montres Consulting, L.L.C. to perform certain Services for Purchaser related to the Business as set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

Definitions

                “Affiliate” shall have the meaning given to it in the United States Securities and Exchange Act of 1934, as amended.

                “Articles” shall mean products bearing the Mark.

                “Assets” shall mean, collectively, the Intellectual Property, the Inventory and the Memorabilia.

                “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

                “Closing Date” shall mean the date of Closing, which shall be no later than ten (10) business days from the date this Agreement is signed or such other date as mutually agreeable to the Parties;

                “Consulting Agreement” shall mean the Consulting Agreement between Fossil Partners, L.P.and Montres Consulting, L.L.C., an Illinois limited liability company in the form attached hereto as Exhibit A.

                “Encumbrance” shall mean any lien, pledge, security interest, claim, injunction, easement, limitation, right of first refusal, purchase option, restriction or encumbrance of any kind or nature whatsoever.

                “Escrow Account” shall mean the escrow account established pursuant to the provisions of paragraph 1.4 and the Escrow Agreement.

                “Escrow Agent” shall mean The Chicago Trust Company, 171 North Clark Street, Chicago, Illinois.

                “Escrow Agreement” shall mean the agreement between Seller, Purchaser and the Escrow Agent related to the Escrow Account in the form attached hereto as Exhibit B.

                “Initial Escrow Amount” shall mean the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

                “Intellectual Property” shall mean, (i) all trademarks, tradenames, service marks, and any applications, filings (whether prepared, submitted, withdrawn, accepted or rejected) and renewals for any of the foregoing, as well as all common law rights to the foregoing associated with the Mark including any derivations thereof and registered designs, applications and rights to apply for any of those rights, trade, business, domain and company names incorporating the Mark, unregistered trade marks and service marks, copyrights, rights in designs and inventions related to the Mark; and (ii) all goodwill associated therewith.

                “Intellectual Property Rights” shall mean Seller’s entire right, title and interest in the Intellectual Property, including, without limitation, Seller’s legal and beneficial ownership of the Intellectual Property.

                “International Registrations” shall mean the International Trademark Registrations No. R262 818, No. R284,064, No. 644,363, No. R394 019, No. R256 389, No. R256 831, No. 466 002, No. 271 305 and No. 375 410.

                “Inventory” shall mean all watch inventory of Seller bearing the Mark (including associated packaging and displays).

                “Knowledge” shall mean, with respect to a Party, the actual state of knowledge or awareness of such Party upon reasonable inquiry.

                “Mark” shall mean the trademarks and names “ZODIAC”, “ZODIAC ASTROGRAPHIC”, “ZODIAC CORSAIR”, “ZODIAC OLYMPOS”, “KING LINE”, “ARISTE CALAME” and “SEA WOLF” as listed on Schedule 1.

                “Memorabilia” shall include all memorabilia, catalogs, ads, watch samples bearing the Mark excluding a collection of five (5) gold and diamond watches bearing the Mark referred to as collection number 4.

                “Nouvelle Marks” shall mean any and all Marks held by Nouvelle Montres Zodiac S.A. on behalf of Seller.

                “Person” shall mean any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership.

                “Recordal Action Notice” shall mean written notice from Purchaser to Seller delivered pursuant to the provisions of paragraph 2.2.6 hereof.

                “Services” shall mean the services provided by Montres Consulting, L.L.C. pursuant to the Consulting Agreement.

ARTICLE 1

Purchase and Sale

1.1          Sale and Purchase of Assets.  Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, the Intellectual Property, the Memorabilia and Inventory free and clear of any Encumbrance as they exist as of the Closing Date.

1.2          Closing.  Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Articles 7and8, the Closing shall take place on the Closing Date, unless another such date is agreed upon in writing by the parties hereto. The Closing shall take place on the Closing Date at the offices of Fossil, Inc. at 2280 N. Greenville Ave., Richardson, Texas or at such other place as shall be mutually agreed to by the parties.

1.3          Purchase Price.  Subject to the provisions of paragraphs 10.1, 10.2, and 10.3, the total purchase price for the Assets (the “Purchase Price”) shall be as follows:

(a)           Intellectual Property and Memorabilia  - $4,000,000;

(b)           Inventory - Purchaser shall acquire the Inventory as of the Closing Date at Seller’s cost as shown on Schedule 2.

The Purchase Price, less the Initial Escrow Amount, shall be paid to Seller at the Closing by cashier’s check or wire transfer in accordance with written instructions to be issued from Seller to Purchaser at least three (3) business days prior to Closing.

                1.4          Escrow Account.

1.4.1        At or prior to Closing, the parties shall execute the Escrow Agreement and the Initial Escrow Amount shall be deposited into the Escrow Account which account shall be utilized for the purpose of:  (i) funding all fees and expenses associated with the recordation of the assignment of the Marks to Seller as set forth in Paragraph 2.2 hereof (ii) funding all fees and expenses which may be associated with any new applications or opposition or cancellation proceedings that may be required as hereinafter provided in paragraph 2.2.7 (the “New Filings”); (iii) funding any penalties as hereinafter provided in paragraph 2.2.4; (iv) funding any Inventory shortfall as hereinafter provided in paragraph 6.1; (v) funding of all fees and expenses associated with the French Litigation and the French Dispute and (vi) funding, to the extent available at the time of Purchaser’s demand therefor in accordance with the requirements of paragraph 9.2 amounts as a set-off to payments otherwise due and payable towards an established Indemnified Obligation as may hereinafter arise pursuant to paragraph 9.4. In the event that the Initial Escrow Amount is insufficient to cover those fees and expenses associated with each Recordation (as hereinafter defined), New Filings, the French Litigation,  the French Dispute or Escrow Agent Fees, then Seller shall from time to time deposit additional funds into the Escrow Account in such amounts reasonably estimated by Seller, and agreed upon by Purchaser, as sufficient to cover such fees and expenses. At Closing, the Initial Escrow Amount shall be deducted from the Purchase Price and delivered to the Escrow Agent by Purchaser by cashier’s check or wire transfer for deposit in accordance with the provisions of this Agreement and the Escrow Agreement.

                1.4.2        The Escrow Funds are to be retained in the Escrow Account and shall only be released  by the Escrow Agent:

a.     To Seller, upon presentment of valid fee statements, including any penalties, from Seller’s intellectual property counsel or its associates and agents related to the Recordation (as hereinafter defined), the French Dispute or the French Litigation;

b.     To Purchaser following the expiration of a Recordal Action Notice, upon presentment of valid fee statements from Purchaser’s intellectual property counsel or its associates and agents related to the Recordation (as hereinafter defined);

c.     To Purchaser, upon presentment of valid fee statements from Purchaser’s intellectual property counsel or its associates and agents related to the New Filings, the French Dispute, or  the French Litigation;

d.     To Purchaser, upon presentment of a certification of any Inventory shortfall in accordance with paragraph 6.1;

e.     To Purchaser, upon demand for an established Indemnified Obligation pursuant to the provisions of paragraph 9.1;

f.      To Seller or Purchaser, as applicable, in accordance with the provisions of the Escrow Agreement; or

g.     To Seller in accordance with paragraph 2.2.9.

                1.4.3        If the Seller or the Purchaser are entitled to money from the Escrow Account in accordance with this Agreement, the Seller and the Purchaser shall within five (5) Business Days starting on the day after the date the entitlement arises jointly instruct the Escrow Agent in writing to release the money to the Seller or the Purchaser, as the case may be.

                1.4.4        Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and shall form part of it for the purposes of this Agreement.

                1.4.5        The Seller shall be responsible for all fees, expenses and Escrow Agent's costs in respect of any work done pursuant to this Agreement or the Escrow Agreement (the “Escrow Agent Fees”).

                1.5          Assumption of Liabilities.   Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, of the Assets or the Business, whether accrued, absolute, contingent or otherwise, including without limitation, liabilities based on or arising out of or in connection with (a) any defects in products manufactured or sold by Seller, or (b) any implied or express warranties relating to such products.

1.6          Seller’s Instruments of Transfer; Further Assurances.  In order to consummate the transactions contemplated by this Agreement, Seller shall deliver to Purchaser, and shall cause its Affiliates to deliver to Purchaser, as applicable, the following documents at Closing:

(a)           a Bill of Sale covering the Assets in the form attached hereto as Exhibit C;

(b)           an Assignment of the Intellectual Property in the form attached hereto as Exhibit D and an assignment of the domain name “zodiacwatches.com” and any other domain name which includes the word “Zodiac” owned or controlled by Seller and its Affiliates in a form satisfactory to Purchaser;

(c)           written instruments evidencing all consents necessary for Seller or its Affiliates to consummate the transaction contemplated hereby, including consents relating to the assignment of the Intellectual Property;

(d)           a certificate duly executed by the President of Seller that certifies (i) the due adoption by the Board of Directors of Seller of corporate resolutions, and the due adoption by the shareholders of Seller of shareholder resolutions, each of which shall be attached to such certificate, and each of which shall be authorizing the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated by this Agreement and such other agreement and documents; and (ii) that Seller’s representations and warranties set forth in Article 4 are true and correct as of the Closing Date.

(e)           all of Seller’s and/or its Affiliate’s business records to the extent such records constitute a part of the Assets;

(f)            possession of the Assets;

(g)           written consent from LaSalle Bank, N.A., together with copies of necessary UCC-3 termination statements and other releases for liens and Encumbrances affecting the Assets, executed by the lien holders thereof and otherwise in a form acceptable for filing;

(h)           a counter-signed original of the Escrow Agreement;

(i)            a counter-signed original of the Consulting Agreement; and

(j)            such other documents as Purchaser may reasonably request.

                At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Purchaser, and shall cause its Affiliates to execute and deliver, such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement.

1.7          Purchaser’s Instruments of Transfer; Further Assurances.   In order to consummate the transactions contemplated by this Agreement, the following shall be delivered by Purchaser to Seller at the Closing:

(a)           except as otherwise provided in paragraph 1.3, the Purchase Price by wire transfer of immediately available funds; and

(b)           a certificate duly executed by an authorized officer of Purchaser that certifies the due adoption by the Board of Directors of Purchaser of corporate resolutions, which shall be attached to such certificate, authorizing the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated by this Agreement and such other agreements and documents.

                (c)           a counter-signed original of the Consulting Agreement; and

                (d)           a counter-signed original of the Escrow Agreement.

At the Closing, and at all times thereafter as may be reasonably necessary, Purchaser shall execute and deliver to Seller such other instruments as shall be reasonably necessary or appropriate to comply with the purposes and intent of this Agreement.

ARTICLE 2

Additional Undertakings

2.1          Pre-Closing Undertakings:  The Parties agrees to take the following actions at, or prior to, Closing:

                                2.1.1            Seller shall pay, at its sole cost and expenses, any and all renewal and maintenance fees and taxes due in respect of jurisdictions in which the Marks are registered as may be necessary to maintain the Marks.

2.1.2            Seller shall discontinue sales of the Articles as of the date hereof .

2.1.3          Seller shall refrain, and shall direct and instruct its intellectual property counsel to refrain, from taking any action with respect to the Marks and the Intellectual Property Rights that would hinder Purchaser’s ability to effect the assignment of the Intellectual Property Rights of Seller acquired hereunder, including, but not limited to, filing any assignment documents with the trademark offices in any jurisdiction, without the prior consent of Purchaser and its counsel.

                2.2          Post-Closing Undertakings. The Parties agree to take the following actions following Closing:

2.2.1        Upon written instructions by Purchaser to Seller, Seller agrees to instruct Equity Management Systems, S.A. to assign the International Registrations to any entity requested by Purchaser and to instruct Nouvelle Montres Zodiac S.A. to assign the Nouvelle Marks to any entity requested by Purchaser.

2.2.2        Purchaser acknowledges that the only registrations for the Marks to be assigned by the Seller or its fiduciary agent or an Affiliate at the time of Closing to Purchaser or its designee are with respect to those identified in the specific countries listed on Schedule1.  The Seller acknowledges that the chain of record ownership reflecting the assignments to the Seller have not been recorded with the assignment office of the country in which the Mark is registered.  Seller undertakes to instruct its agents and representatives to ensure that the assignments from the current record owner of the Mark with respect to those registrations to Seller or its fiduciary agent or an Affiliate are recorded to enable Purchaser to record the assignment of those registrations from the Seller or its fiduciary agent or Affiliate to reflect its ownership of the Marks as a result of the transaction contemplated by this Agreement (with the recordation of each such assignment in each of such countries hereinafter referred to as a “Recordation”).  All costs, expenses, attorneys fees, agent fees and penalties associated with the Recordation of the assignments to the Seller shall be paid from the Escrow Account in accordance with paragraph 1.4.1 hereof and the Escrow Agreement.

2.2.3        Seller agrees to notify Purchaser within five (5) business days upon the completion of the assignment of such registrations of the Marks in each such country.

                                2.2.4        Seller agrees that in the event any country requires the payment of a penalty of any kind in connection with the assignment recordation, Seller shall pay such penalty out of the Escrow Account and will notify Purchaser promptly if any assignment is refused and  Seller hereby indemnifies and holds Purchaser harmless from all costs, expenses, fees and penalties associated with the recordation of any assignment to Seller.

2.2.5        Once the assignment of the registrations for any Mark to Seller or its agent or Affiliate has been successfully recorded in any country, Purchaser shall be responsible for the recordation of the assignment of such Mark to Purchaser and Purchaser shall be responsible for all fees, including any attorneys’ fees, costs and expenses associated therewith.

                                2.2.6        In the event that Seller fails to diligently pursue all steps reasonably necessary to effect the Recordation for any country on Schedule 1, the Purchaser may give Seller written notice of Purchaser’s intent to effect the recordal (a “Recordal Action Notice”) and Seller shall have ten (10) days from the date of such notice to use its best efforts to effect such recordal.  In the event that Seller fails to effect the recordal within such ten (10) day period, Seller irrevocably grants Purchaser the authority to undertake such recordal through its own agents and to draw on the Escrow Account as reimbursement for the costs and expenses associated with such recordal.

                                2.2.7        In the event that the assignment of any Mark in Schedule 1 cannot be recorded in any country within twelve (12) months following the date of the Closing, Seller shall give Purchaser written notice of same and Purchaser shall have the option, without prejudice to Purchaser’s other remedies hereunder, to refile for registration of the Mark in that country.  All fees and expenses associated with the New Filings, including but not limited to any fees and expenses for institution of any opposition or cancellation proceedings required to enable Purchaser to register the Mark, shall be drawn from the Escrow Account as set forth in paragraph 1.4.1 hereof and in the Escrow Agreement.

2.2.8        Seller agrees to promptly change the corporate name of Nouvelle Montres Zodiac S.A. and any other corporation or entity in its control to remove all references to the word “Zodiac”.

                                2.2.9        In connection with the French Dispute, Seller will promptly obtain Zodiac France S.A.’s voluntary cancellation or partial cancellation of all trademark registrations in International Class 14 for any mark in any country containing the word “Zodiac” for jewelry, watches, clocks, other horological instruments, watchcases, watch bands, and watch and timepiece making equipment.  In the event Seller is unable to obtain such voluntary cancellation or partial cancellation within forty five (45) days of the date of this Agreement, Seller shall immediately file a legal action in France to obtain such cancellation (the “French Litigation”).  Seller and Purchaser shall cooperate with each other in the French Litigation and Seller agrees that Purchaser shall have the right to participate in the prosecution of the French Litigation, including the right to participate in any settlement discussions.  No settlement of either the French Dispute or the French Litigation shall be reached without Purchaser’s express written consent.  All fees and expenses associated with the French Dispute and the French Litigation shall be paid from the Escrow Account. It is understood that $100,000 of the $250,000 Initial Escrow Amount is allocated for fees and expenses associated with the French Dispute and the French Litigation.  When the French Dispute and/or the French Litigation has been concluded by (i) a voluntary cancellation or partial cancellation of all trademark registrations in International Class 14 in connection with jewelry, watches, clocks, other horological instruments, watchcases, watch bands, and watch and timepiece making equipment; or (ii) a settlement that includes a prohibition on Zodiac France S.A. from using the mark “Zodiac” in connection with jewelry, watches, clocks, other horological instruments, watchcases, watch bands, and watch and timepiece making equipment which settlement has been entered into with Purchaser’s consent; or (iii) a final judgment or decree has been entered from a Court in France with competent jurisdiction from which no further appeals are available that includes a Court ordered prohibition placed upon Zodiac France, S.A. from using the mark “Zodiac” in connection with jewelry, watches, clocks, other horological instruments, watchcases, watch bands, and watch and timepiece making equipment, then any funds remaining of that $100,000 after payment of fees and expenses associated with the French Dispute and/or the French Litigation shall be released to the Seller.

ARTICLE 3

Representations and Warranties of Purchaser

Purchaser represents and warrants that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date as if made on that date:

3.1          Incorporation and Good Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2          Authorization and Validity.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser.  This Agreement has been and each other agreement contemplated hereby will be prior to Closing duly executed and delivered by Purchaser and this Agreement constitutes and each agreement contemplated hereby will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

3.3          No Violation.  Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Purchaser or any agreement or other instrument under which Purchaser is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

3.4          Consents and Regulatory Compliance.  No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Purchaser.

3.5          Finder’s Fee.  Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby in a manner that will result in liability on the part of Seller.

ARTICLE 4

Representations and Warranties of Seller

Seller represents and warrants that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date as if made on that date:

4.1          Incorporation and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary or where failure to so qualify does not have a material adverse effect on Seller’s business.

Montres Consulting, L.L.C. is a limited liability company duly established, validly existing and in good standing under the laws of the State of Illinois, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver the Consulting Agreement and to consummate the transactions contemplated hereby.

Nouvelle Montres Zodiac, SA is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to consummate the transactions contemplated hereby.

4.2          Vote Required.  The approval of this Agreement, and the transactions contemplated hereby, by the holders of all outstanding shares of Seller’s common stock is the only vote of holders of any class or series of the capital stock of Seller required to approve this Agreement, the sale of the Assets and the other transactions contemplated hereby.

4.3          Authorization and Validity.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller.  This Agreement has been and each other agreement contemplated hereby will be prior to Closing duly executed and delivered by Seller and this Agreement constitutes and each other agreement contemplated hereby will constitute legal, valid and binding obligations of Seller, enforceable against each of them in accordance with their respective terms.

4.4          Inventory.  Except with respect to the blanket lien from Seller’s commercial lender, LaSalle Bank, N.A. that will be released at the time of Closing, Seller owns the Inventory and Memorabilia free and clear of all Encumbrances.  Upon consummation of the transactions contemplated hereby and receipt of the required consents, Purchaser shall receive good, valid and marketable title to the Inventory and Memorabilia.  The information on Schedule 2 hereto, is true, correct and complete and fairly reflects the on-hand inventory, overseas inventory commitments and open customer purchase orders as of the dates and for the periods indicated in all material respects.

4.5          Insurance.  The Inventory and Memorabilia is insured under valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in Seller’s industry.  True, complete and correct copies of all such policies as they relate thereto have been made available to Purchaser prior to the date hereof.  Seller will maintain such insurance until the Closing Date.

4.6          No Violation.  Neither the execution and performance of this Agreement or the agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) materially conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller or any agreement or other instrument under which Seller is bound or to which any of the Assets are subject or result in the creation of imposition of any lien, charge or encumbrance upon any of the Assets, or (b) materially violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the properties or assets of Seller or the Business.

4.7          Consents. Except for the consent from LaSalle Bank N.A. and the release of the blanket lien covering the Assets, to be delivered at Closing, no authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller other than the performance of undertakings related to filings in connection with the Recordations described above.

4.8          Compliance with Laws; Regulatory Compliance.  There are no existing violations by Seller of any applicable federal, state or local law or regulation that could materially adversely affect the Assets or the Business.  Seller has complied in all material respects with all applicable laws, regulations and licensing requirements, and has filed with the proper authorities, all necessary statements and reports relating to the Business.  Seller possesses all necessary licenses, franchises, permits and governmental authorizations to own the Assets and conduct the Business as now conducted.

4.9          Finder’s Fees.  Seller has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby in a manner that will result in liability on the part of Purchaser.

4.10        Litigation.  Except with respect to certain proceedings and demands against Zodiac France, S.A. (the “French Dispute”), the status of such proceedings being described on Exhibit J, Seller has not had any legal action or administrative proceeding or investigation instituted or, to the best knowledge of Seller, threatened against or affecting, or that could affect, any of the Assets or the Business.  Seller is not subject to any continuing court or administrative order, writ, injunction or decree applicable to Seller or to the Assets or the Business.  Seller knows of no basis for any such action, proceeding or investigation.

4.11        Accuracy of Information Furnished.  All information furnished to Purchaser by Seller in this Agreement or in any exhibit, schedule or certificate related to this Agreement is true, correct and complete in all material respects.  Such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete in all material respects.

4.12        Customers.  Seller has provided Purchaser with a complete and accurate list of Seller’s customers and suppliers relating to the Business, which is attached hereto as Schedule 3.

4.13        Pricing.  Seller has provided Purchaser with a complete and accurate list of Seller’s standard prices which is attached hereto as Schedule 4.

4.14        Intellectual Property Rights.

                (a)           Each of the Intellectual Property Rights is legally or beneficially owned by Seller, free and clear of any license or Encumbrance;

                (b)           Seller has not received notice that any Intellectual Property Rights:

(i)            are the subject of a claim or opposition from a person as to title, validity, enforceability, entitlement or otherwise except  the opposition proceedings to defeat a claim to the Mark “Zodiac” by Zodiac France S.A. as described in Exhibit J; or

(ii)           infringe the intellectual property rights of any third party.

(c)           All renewal and maintenance fees and taxes due in respect of jurisdictions in which the Marks are used or registered, and payable prior to Closing in respect of each of the Intellectual Property Rights have been paid in full.

(d)           To the best of Seller’s knowledge, the Seller has the right to use all Intellectual Property which is necessary for the effective operation of the Business as operated immediately prior to the date of this Agreement.

(e)           To the best of Seller’s knowledge, information and belief, there is not any infringement or unauthorized use of any of the Intellectual Property Rights.

(f)            The International Registrations are being held by Equity Management Systems, S.A. for the account of Seller and Seller has the valid and enforceable right to assign the International Registrations to Purchaser.  The Nouvelle Marks are being held by Nouvelle Montres Zodiac S.A. for the account of Seller and Seller has the valid and enforceable right to assign the Nouvelle Marks to Purchaser.

                 (g)          Seller represents and warrants that the record owner of the Marks is that shown as “Applicant” on Schedule 1 attached hereto and further represents and warrants that the nine (9) international registrations listed on Schedule 1 cover the countries listed for each such registration on Schedule 1 and the information otherwise contained thereon is true and correct in all material respects. Seller further represents and warrants that Schedule 1 lists all Intellectual Property Rights owned by Seller, its Affiliates and Fiduciaries related to the “Zodiac” brand including all variations and derivations thereof.

                 4.15       Documents Evidencing Ownership of Intellectual Property.  Seller represents and warrants that it is the owner of the Intellectual Property and has the right to enter into this Agreement and to assign its ownership in the Marks to Purchaser. Seller further represents and warrants that the following documents attached hereto are true and correct, validly executed and enforceable by Seller:

(a)           Sales Contract between Genender International, Inc. and Zodiac S.A.’s Bankrupt’s Estate dated January 30, 1998 attached hereto as Exhibit E;

(b)           Agreement between Montres Zodiac S.A., bankrupt and Zenith International S.A. on the one hand and Gad Willy Monnier on the other dated June 9, 1999 attached hereto as Exhibit F;

(c)           Declaration of Transfer transferring Swiss Registration No. 397,551 and International Registration No. 644.363 from Gad Willy Monnier to Genender International, Inc. dated June 14, 1999 attached hereto as Exhibit G;

(d)           Agreement from Zenith International S.A.  to execute any documents required relating to the transfer of the Zodiac trademarks dated January 27, 1998 attached hereto as Exhibit H; and

(e)           Agreement between Genender International, Inc. and Equity Management Systems S.A. relating to the International Registrations referenced in paragraph 2.2 herein dated July 4, 2001 attached hereto as Exhibit I.

(f)            Agreement between Genender International, Inc. and Nouvelle Montres Zodiac relating to the Nouvelle Marks referenced in paragraph 2.2 herein dated August10, 2001 attached hereto as Exhibit K.

ARTICLE 5

(intentionally omitted)

ARTICLE 6

Seller’s Covenants

Seller agrees that on or prior to the Closing:

6.1          Delivery of Assets.  At the Closing, Seller shall deliver to Purchaser a Bill of Sale, or other appropriate documents, conveying title to the Assets, free and clear of all Encumbrances and the Assignment of the Intellectual Property and shall make the Inventory and Memorabilia available for delivery to the Purchaser F.O.B. Wheeling, Illinois.  In the event that there is any shortfall in the Inventory described on Schedule 2, Purchaser shall have the right to request the value of the shortfall from the Escrow Account.

6.2          Business Operations.  Seller shall operate the Business only in the ordinary course, will not introduce any new method of management or operation and will cause the consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions.  Seller shall not take any action that might reasonably be expected to impair the Assets or the Business as currently being conducted by the Seller without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article 4 hereof to be inaccurate at the time of Closing or preclude Seller from making such representations and warranties at the Closing.

6.3          Access.  Seller shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the Assets and the Business and furnish Purchaser all relevant documents, records and information with respect to the affairs of Seller as Purchaser and its representatives may reasonably request, all for the sole purpose of permitting Purchaser to become familiar with the Assets and the Business.

6.4          Shareholder Approval.  Seller will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of shareholders for the purpose of approving this Agreement and the transactions contemplated hereby.

6.5          Material Change.  Prior to the Closing, Seller shall promptly inform Purchaser in writing of any material adverse change in the condition of the Assets or the Business or any event that renders the representations and warranties made in Article 4 to be inaccurate, to the extent such change or event is known to Seller or should reasonably be known to Seller in the ordinary course of its operation of the Assets or the Business.  Any such disclosure shall not be deemed a waiver by Purchaser of any representation or warranty of Seller contained in this Agreement.

6.6          Approvals of Third Parties.  As soon as practicable after the execution of this Agreement, but in any event prior to the Closing Date, Seller and its Affiliates, as applicable, will secure all necessary approvals, assignments, releases and consents of all third parties and governmental authorities required on the part of Seller or its Affiliates for the consummation of and contemplated by this Agreement.

6.7          Mortgages, Liens.  Except with Purchaser’s prior written consent, Seller and its Affiliates will not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any Encumbrance or claim of any kind to attach to the Assets, whether now owned or hereafter acquired, except for transactions in the usual and ordinary course of business.

6.8          Changes in Inventory.  Seller will not alter the physical contents or character of any of the Inventory as listed on Schedule 2 so as to affect the nature of the Business or result in a change in the total dollar valuation thereof other than normal year-end adjustments in accordance with generally accepted accounting principles and other than as a result of transactions in the ordinary course of business.

6.9          No Disclosure or Negotiation with Others.  Seller will abide, and shall procure that its Affiliates abide, by the terms and provisions hereinafter set forth concerning confidentiality and shall not disclose any of the terms or conditions of this Agreement to any other person, other than to its employees, commercial lender, legal counsel and accountants, or as otherwise required by law or court order. Additionally, neither Seller or its Affiliates shall, directly or indirectly, through representatives or otherwise, hereafter solicit, entertain, or negotiate with respect to, or in any manner encourage, discuss or consider any offer or proposal to sell the Business, in whole or in part, to any person or entity other than Purchaser or its affiliates, whether directly or indirectly, through purchase, merger, consolidation or otherwise and neither Seller, its Affiliates, nor any representative of Seller or its Affiliates shall provide information relating to the Business to any other person or entity in connection with a possible transaction involving the Business.  The foregoing restrictions shall continue only until the Closing. Seller agrees to immediately notify Purchaser in the event of any known contact among Seller and its Affiliates or Seller’s or its Affiliate’s representative and any other person or entity regarding any such offer or proposal or any related inquiry.

ARTICLE 7

Purchaser’s Conditions Precedent

Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.1          Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct as of the Closing, and Purchaser shall not have discovered any error, misstatement or omission therein.

7.2          Covenants.  Seller shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

7.3          Officer’s Certificate.  Seller shall have delivered to Purchaser a certificate duly executed by Seller’s President certifying as to the statements contained in Section 7.1 and Section 7.2 to this Agreement.

7.4          Proceedings.  No action, proceeding or order by any court or governmental body or agency or third party shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or which would materially affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

7.5          Shareholder Approval and Other Approval. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations hereunder, shall have been duly authorized by all necessary corporate and shareholder action, and Purchaser shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

7.6          No Material Adverse Change.  No material, adverse change in the Assets or the Business shall have occurred after the date hereof and prior to the Closing.

                7.7         Due Diligence.  Purchaser, acting through its own advisers, agents, consultants, personnel, counsel, accountants or other representatives designated by Purchaser, shall have been afforded full and complete opportunity to inspect and/or examine the Assets, the Business and the books and records, titles and leases to properties, loans and other agreements, any pending or threatened litigation, and other matters pertaining to the legal structure, regulatory compliance, assets and obligations of Seller.  The conclusion of any such inspection and/or examination shall be satisfactory, in the opinion of Purchaser and its advisors.

7.8          Instruments of Transfer.  Seller shall have delivered to Purchaser each of those documents enumerated in Section 1.6 hereto.

7.9          Third Party Consents.  All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Purchaser

7.10        Satisfaction of Pre-Closing Conditions.  The Pre-Closing conditions in paragraph 2.1 shall have occurred.

7.11        Escrow Deposit.  The Initial Escrow Amount in the Escrow Account shall have been deposited in accordance with paragraph 1.4.

ARTICLE 8

Seller’s Conditions Precedent

Except as may be waived in writing by Seller, the obligations of Seller hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.1          Representations and Warranties.  The representations and warranties of Purchaser contained herein shall be true and correct as of the Closing, subject to any changes contemplated by this Agreement, and Seller shall not have discovered any error, misstatement or omission therein.

8.2          Covenants.  Purchaser shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing.

8.3          Corporate Approval. The execution and delivery of this Agreement by Purchaser, and the performance of its covenants and obligations hereunder, shall have been duly authorized by all necessary corporate and shareholder action, and Purchaser shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Purchaser.

8.4          Officer’s Certificate.  Purchaser shall have delivered to Seller a certificate duly executed by an officer of Purchaser certifying as to the statements contained in Section 8.1 and Section 8.2of this Agreement.

8.5          Proceedings.  No action, proceeding or order by any court or governmental body or agency or third party shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or which would materially affect the ability of Seller to consummate the transactions contemplated by this Agreement.

8.6          Instruments of Transfer.  Purchaser shall have delivered to Seller each of those items enumerated in Section 1.7 of this Agreement.

ARTICLE 9

Indemnification

9.1          Seller’s Indemnity.  Subject to the terms and conditions of this Article 9, Seller agrees to indemnify, defend and hold Purchaser and its shareholders, officers, directors, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liability, costs, damages, reasonable attorneys’ fees and expenses (collectively, “Damages”), asserted against or incurred by Purchaser by reason of or resulting from any of the following:

(a)           A breach by Seller of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto;

(b)           Any product liability claims relating to products sold by Seller, and all general liability claims arising out of or relating to occurrences of any nature relating to the Assets or the Business prior to the Closing, whether any such claims are asserted prior to or after the Closing (collectively, the “Indemnified Obligations”);

9.2          Purchaser’s Indemnity.  Subject to the terms and conditions of this Article 9, Purchaser agrees to indemnify, defend and hold Seller and its officers, directors, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by Seller by reason of or resulting from any of the following:

 (a)          A breach by Purchaser of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto;

 (b)          Any product liability or breach of warranty claims relating to products sold by Purchaser, and all general liability claims arising out of or relating to occurrences of any nature relating to the Assets or the Business after the Closing;

9.3          Conditions of Indemnification.  The respective obligations and liabilities of Seller and Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under Sections 9.1 and 9.2, respectively, hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)           Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense.

(b)           In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c)           Anything in this Section 9.3 to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim.  If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

(d)           The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

9.4          Indemnification Limitation.  To the extent that a party seeks indemnification for Damages under this Article 9 following the Closing, the indemnified party’s remedy will at all times be limited to the amount of the Purchase Price.  The indemnification provided for in this Article 9 will not apply unless and until the aggregate amount of the Damages for which the indemnified party seeking indemnification exceeds $25,000 in the aggregate, in which event the indemnification provided for will include all Damages up to the Purchase Price.  The parties seeking indemnification pursuant to this Article 9shall only be entitled to be reimbursed for the actual indemnified expenditures or Damages incurred by them for the above described losses.  To the extent any indemnified expenditures or Damages are established pursuant to this Section 9, the Purchaser may offset such amounts first against the funds held in the Escrow.

9.5          Remedies Not Exclusive.  The remedies provided in this Article 9 shall not be exclusive of any other rights or remedies available by one party against the other, either at law or in equity.

9.6          Survival.  Notwithstanding Section 11.9, this Article 9 shall survive the termination of this Agreement for the longer of: (i)  a period of one year following Closing, or (ii) a period of time ending with the date on which the latest of the following events occurs: (a) Seller has obtained Recordation in its name or in the name of one of its agents or affiliates for each of the registrations of the Marks in the countries on Schedule 1; or (b) the new registration of  the Marks has been achieved as a result of a New Filing in the last of the countries on Schedule 1 where required.

ARTICLE 10

Termination, Breach and Remedies

10.1        Events Permitting Termination by Purchaser.  Purchaser may terminate this Agreement by written notice to Seller prior to Closing if any of the conditions precedent to its obligation to close stated in Article 7 have not been fulfilled prior to the Closing Date, or if in Purchaser’s reasonable opinion Seller has materially failed to comply with any term or condition of this Agreement, or Seller or any of Seller’s officers or other representatives has provided Purchaser with materially inaccurate information or has failed to disclose fully to Purchaser any materially unfavorable information about the Business or the Assets, or there has been a materially adverse change in the Assets or the Business or in the ability of Seller to carry out any obligation under this Agreement; or for any reason other than a default by Purchaser if the Closing has not occurred on or before the Closing Date.

10.2        Failure to Effect Recordation.  In the event (i) that Seller fails or is unable to effect the Recordation of any of the Marks shown in Schedule 1 within one (1) year following the date of the Closing, or (ii) Seller is in breach of paragraph 2.2.9 or (iii) the French Litigation is unsuccessful, then Seller shall be deemed to have materially breached the Agreement and Purchaser shall have the right to recover from Seller any damages suffered by Buyer as a result of such breach, in addition to any other remedies resulting from such breach including, but not limited to, Purchaser’s rights pursuant to paragraph 2.2.7.

10.3        Termination by Seller.  Seller may terminate this Agreement by written notice to Purchaser prior to Closing if any of the conditions precedent to its obligations to close stated in Article 7 have not been fulfilled prior to the Closing Date, or if in Seller’s reasonable opinion Purchaser has materially failed to comply with any term or condition of this Agreement, or Purchaser or any of Purchaser’s officers or other representatives has provided Seller with materially inaccurate information; or for any reason other than a default by Seller, if the Closing has not occurred on or before the Closing Date.

ARTICLE 11

Miscellaneous

11.1        Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

11.2        Assignment and Denial of Third Party Rights.  Except as otherwise provided in this Section 11.2, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned or delegated by any party without the written consent of the other parties.  Any attempted assignment or delegation of such rights in violation of this Section 11.2 will be null and void and of no force and effect.  Nothing contained herein, express or implied, is intended to confer upon any person or entity (including minority shareholders or stockholders of the parties hereto) other than the parties indemnified under Article 9 and parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

11.3        Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person.  Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed.  For purposes of notice, the addresses of the parties shall be:

                If to Seller:                                                             Genender International, Inc.

                                                                                                44 Century Drive

                                                                                                Wheeling, IL 60090

                                                                                                Attn:  Ken Genender, President

                                                                                                Telephone: 847-279-2010

                                                                                                Facsimile:  847-279-2110

                                                    Copy to:                             Fredric Prohov, Esq.

                                                                                                Hochman, Dolgin, Delott,  & Prohov, P.C.

                                                                                                30 North LaSalle Street

                                                                                                Suite 4300

                                                                                                Chicago, IL 60602

                                                                                                Telephone: 312-705-2000

                                                                                                Facsimile:   312-705-2001

                If to Purchaser:                                                     Fossil, Inc.

                                                                                                2280 N. Greenville Ave.

                                                                                                Richardson, Texas

                                                                                                Attn:  T.R. Tunnell, Executive Vice President

                                                                                                Telephone: 972-699-2139

                                                                                                Facsimile: 972-498-9639

                                                    Copy to:                             Molly Richard, Esq.

                                                                                                Strasburger & Price, L.L.P.

                                                                                                901 Main Street, Suite 4300

                                                                                                Dallas, Texas 75202

                                                                                                Telephone:  214-651-4720

                                                                                                Facsimile:    214-659-4052

Any party may change its address for notice by written notice given to the other parties.

11.4        Confidentiality.  The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures after the Closing as it reasonably considers are required by law, but each party will notify the other party in advance of any such disclosure.  In the event that the transactions contemplated by this Agreement are not consummated for any reason, the parties agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information which is required by law to be disclosed.  Confidential information includes, but is not limited to: customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.  Should the transactions contemplated hereby not be consummated, nothing contained in this Section 11.4 shall be construed to prohibit the parties from operating a business in competition with each other, provided that such party does not use the confidential information of the other party to operate such business and all such confidential information as well as materials or samples of the Assets shall be returned to the party to whom it belongs.  After the Closing Date, neither party hereto shall use in any way or disclose any of such confidential information, directly or indirectly, except as required by law or court order.  After the Closing, all files, records, documents, information, data and similar items relating to the Business shall remain the exclusive property of Purchaser.

11.5        Entire Agreement.  Except as set forth in Section 11.4 above, this Agreement and the schedules hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section 11.5.

11.6        Costs, Expenses and Legal Fees.  Except as otherwise provided in paragraph 1.4, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including attorney’s fees) of preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby.

11.7        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.8        Specific Performance.  Seller acknowledges that a refusal by Seller to consummate the transactions contemplated hereby, or a breach by Seller of the provisions of this Agreement, will cause irrevocable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult.  Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

11.9        Survival of Representations, Warranties and Covenants.  Notwithstanding any investigation by any party, the representations, warranties, covenants and other agreements contained herein shall survive the Closing for a period (such period being referred to as the “Survival Period”) ending on the expiration of twenty-four (24) calendar months following the month in which the Closing shall occur, and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and shall survive the Closing and any investigation made by any party or on its behalf for a period expiring upon completion of the Survival Period; provided, however, that all such representations and warranties shall survive indefinitely for all claims which are asserted on or before the expiration of the Survival Period.

11.10      Governing Law.  This Agreement and the rights and obligations of the parties shall be governed, construed and enforced in accordance with the laws of the State of Texas.

11.11      Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

11.12      Counterparts; Facsimile Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear(s) thereon.

11.13      Taxes.  Each party shall be responsible for all sales, use, transfer or other taxes applicable to such party resulting from the transactions contemplated hereby.

11.14      Public Announcements.  Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

11.15      Arbitration.  The parties will submit any and all disputed issues to final and binding arbitration.  A disputed issue means any disagreement in regard to any of the terms and conditions of this Agreement.  Any such dispute will not be subject to appeal to any court except to permit a party to seek court enforcement of any arbitration award rendered hereunder.  If the parties agree to the appointment of a single arbitrator, then the single arbitrator will determine and decide any dispute arising hereunder.  If the parties cannot agree to the selection of a single arbitrator, then each party will designate an attorney to serve as an arbitrator, and the selected attorneys will select a third arbitrator.  The arbitrator(s) will establish rules for the conduct of the arbitration consistent with the rules of the American Arbitration Association.  The arbitrator(s) will be impartial and will have no prior or present relationship with any of the parties.  The arbitrator(s) will be empowered to hear, conclusively determine and resolve all claims and disputes between the parties.  The costs of the arbitration shall be shared equally by the parties, provided that the fees, costs, and expenses of the prevailing party (as reasonably determined by the arbitrator(s)), including arbitrators’ and reasonable attorney fees incurred in connection with any such arbitration, shall be paid by the losing party in the event the arbitrator(s) determine the proceeding was brought or defended in bad faith by the losing party.  The costs and expenses of the prevailing party in collecting any such award shall be paid by the non-prevailing party.

In such arbitration proceedings, each of the parties shall submit to the arbitrator(s) in writing their respective positions with respect to the dispute for which arbitration proceedings have been commenced, together with such supporting documentation as such party deems necessary or as such arbitrator(s) request.  Such arbitrator(s) shall, as soon as practicable after receiving the written positions of both parties and all subsequent supporting documentation requested by such arbitrator(s), and after having heard such testimony as they may deem appropriate, render their decisions as to such dispute, which decision shall be in writing and final and binding on, and nonappealable by (except as provided by law), the parties.  The arbitrator(s) shall issue any injunctive or similar order they deem appropriate.  Arbitration proceedings shall be held in Dallas, Texas or Chicago, Illinois and the selection of the jurisdiction shall be made by the party against whom the proceedings are brought.  The arbitrator(s) shall be bound by the laws of the United States of America, and shall be bound by the obligation to retain confidential information in confidence in perpetuity, and not to disclose any confidential information of either Purchaser or Seller.  With respect to any other provision in this Agreement to the contrary notwithstanding, including the arbitration clause set forth in this Section 11.15, courts shall retain their injunctive powers, and either party’s resort to injunctive relief or arbitration shall not be deemed as an election not to proceed with any other remedy.  Further (i) the arbitrator(s) shall expedite the proceedings to reach a final decision within 90 days of the demand; (ii) the arbitrator(s) shall be bound in their deliberations and their decision by the terms of the Agreement and applicable law; (iii) the arbitrator(s) must permit the parties to make reasonable discovery on an expedited basis; and (iv) the arbitrator(s) must render a reasoned decision, identifying their conclusions of fact and law.

IN WITNESS WHEREOF, the undersigned parties have hereunto duly executed this Agreement as of the date first written above.

PURCHASER:

FOSSIL, INC.

By:
Name:
Title:

SELLER:

GENENDER INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit A

Consulting Agreement

Exhibit B

Escrow Agreement

Exhibit C

Bill of Sale

Exhibit D

Assignment of Intellectual Property

Exhibit E

Sales Contract between Genender International, Inc. and Zodiac S.A.’s Bankrupt’s Estate

Exhibit F

Agreement between Montres Zodiac S.A., and Zenith International S.A. and Gad Willy Monnier

Exhibit G

Declaration of Transfer transferring Swiss Registration No. 397,551 and International Registration No. 644.363 from Gad Willy Monnier to Genender International, Inc.

Exhibit H

Agreement from Zenith International S.A.

Exhibit I

Agreement between Genender International, Inc. and Equity Management Systems S.A.

Exhibit J

Status of Proceedings against Zodiac France, S.A.

Exhibit K

Agreement between Genender International, Inc. and Nouvelle Montres Zodiac S.A.

Schedule 1

List of Marks

Schedule 2

On-hand Inventory, Overseas Inventory Commitments and Open Customer Purchase Orders

Schedule 3

List of Seller’s Customers

Schedule 4

Standard Wholesale Prices of Articles